Exhibit 99.1

Investor Contact:	Michael E. Conley	(972) 443-6557
Media Contact:	Lars E. Rosene	(469) 420-3264
FOR IMMEDIATE RELEASE
Flowserve Announces Significant Increases in Bookings and Backlog in Third Quarter, Provides Other Updates
DALLAS — Nov. 7, 2005 — Flowserve Corp. (NYSE:FLS) today reported significantly increased bookings and backlog for the third quarter of 2005 and provided other updates.
Quarterly Bookings Up 19 Percent
Third quarter bookings increased about 19 percent, including positive currency effects of 1 percent, to about $794 million, compared with approximately $665 million in the prior year quarter. For the first nine months of 2005, bookings increased about 12 percent, including positive currency effects of 2 percent, to about $2.23 billion, compared with approximately $2.00 billion for the first nine months of the prior year.
Excluding discontinued operations, acquisitions and divestitures, bookings for the third quarter and first nine months of 2005 increased about 22 percent and 13 percent, respectively, including positive currency effects, compared with the prior year periods.
Third quarter 2005 backlog increased about 11 percent, including positive currency effects of less than 1 percent, to about $995 million, compared with approximately $897 million at the end of the third quarter of 2004.
Cash Used for Pension Contribution, Refinancing, Professional Fees Despite strong cash flow, total outstanding debt inched higher by approximately $6 million in the third quarter. This was primarily due to three distinct cash applications: an approximately $32 million pension contribution; approximately $31 million of call premiums, fees and accrued interest related to the company’s successful $1 billion refinancing and the related early extinguishment of the 12.25% Senior Subordinated Notes; and
$8.3 million of professional fees related to previously announced compliance and restatement work. The company noted that the approximately
$32 million pension contribution was substantially greater than required for 2005, which should significantly reduce future contribution requirements.
The company also confirmed that it terminated its accounts receivable securitization facility effective Oct. 31, 2005. On Sept. 30, 2005, the company had effectively financed approximately $48 million under this program. This facility was effectively replaced by an equivalent borrowing from the company’s revolving credit facility. “As a result of our successful $1 billion refinancing, which reduced our cost of debt, we determined this securitization facility no longer provided a significant cost advantage over the simpler method of using our existing credit facility,” said Chief Financial Officer Mark Blinn.
SEC Filing Update

The company reconfirmed that it still expects to report that it had material weaknesses in internal controls as of Dec. 31, 2004, which were outlined in previous announcements and are being actively addressed. While improvements have been made, the company does not expect that all of the noted weaknesses will be fully remediated by Dec. 31, 2005. The company’s analysis of its internal controls as of Dec. 31, 2004, is ongoing and additional material weaknesses could be identified.
The company will continue to take all actions necessary to cause its financial statements in its 2004 and 2005 Form 10-K filings with the Securities and Exchange Commission to be fairly stated in accordance with generally accepted accounting principles. However, for 2004, and probably 2005, it confirmed it expects to report that certain of its internal controls were not operating effectively and expects to receive an adverse opinion on the operating effectiveness of its internal controls from its external auditors.
The company also said that the length of time needed to complete its 2004 financial statements will cause it to be unable to meet the deadline for its 2005 Form 10-K filing, which is due March 2, 2006, although with less expected delay compared with its counterpart 2004 filing.
Outlook
“As previously announced, our continued high level of professional fees and related compliance costs, costs incurred to complete our $1 billion refinancing, close our 2004 financial statements and related restatement, and improve our internal controls, are all expected to be significant offsetting factors to the 2005 operating income improvement that we expect from the stronger bookings level and our operational excellence initiatives,” said Flowserve President and Chief Executive Officer Lewis M. Kling. “However, we view these additional costs as an important investment in our financial structure, processes and capabilities, which will serve us well in 2006 and future years.
“Our very strong bookings range across all of our operating divisions and reflect the robust conditions in many of our end-markets,” Kling said. “In particular, we remain decidedly upbeat about significant future opportunities in the oil and gas sector and are encouraged by the continuing improvement in conditions in the chemical industry. Furthermore, these bookings increases reflect our thrust to generate quality backlog with reduced contractual risks. I continue to be encouraged by our progress in strengthening our processes and improving manufacturing efficiency as we work to build a much stronger Flowserve for the future.”
Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in 56 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services.
Safe Harbor Statement: This news release contains various forward-looking statements and includes assumptions about Flowserve’s future financial and market conditions, operations and results. In some cases forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “forecast,” “plans,” “projects,” “seeks,” “anticipate,” “believe,” “estimate,” “ predicts,” “potential,” “continue,” “intends” or other comparable terminology. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: delays in the report of Flowserve’s management and independent auditor on the company’s internal controls over financial reporting and related certification; delays in the completion of our pending restatement and associated costs; continuing delays in Flowserve’s filing of its periodic public reports; the possibility of adverse consequences of governmental tax audits of Flowserve’s tax returns, including a pending IRS audit of the company’s U.S. tax returns for the years 1999 through 2001; Flowserve’s ability to convert bookings, which are not subject to nor computed in accordance with generally accepted accounting principles, into revenues at acceptable, if any, profit margins, since such profit margins cannot be assured nor be necessarily assumed to follow historical trends; changes in the financial markets and the availability of capital; changes in the already competitive environment for Flowserve’s products or competitors’ responses to Flowserve’s strategies; Flowserve’s ability to integrate acquisitions into its management and operations; political risks, military actions or trade embargoes affecting customer markets, including the continuing conflict in Iraq and its potential impact on Middle Eastern markets and global petroleum producers; Flowserve’s ability to comply with the laws and regulations affecting its international operations, including the U.S. export laws, and the effect of any noncompliance; the health of the petroleum, chemical, power and water industries; economic conditions and the extent of economic growth in the U.S. and other countries and regions; unanticipated difficulties or costs associated with the implementation of systems, including software; Flowserve’s relative geographical profitability and its impact on the company’s utilization of foreign tax credits; the recognition of significant expenses associated with realigning operations of acquired companies with those of Flowserve ; Flowserve’s ability to meet the financial covenants and other requirements in its debt agreements; any terrorist attacks and the response of the U.S. to such attacks or to the threat of such attacks; technological developments in Flowserve’s products as compared with those of its competitors; changes in prevailing interest rates and Flowserve’s effective interest costs; adverse changes in the regulatory climate and other legal obligations imposed on Flowserve ; and potential regulatory sanctions and/ or stock exchange delisting and/or debt rating agency downgrades or rating withdrawals arising from the company’s delay in making timely filings of its required SEC reports. Flowserve undertakes no obligation to, but may choose to, publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.